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                                                                    EXHIBIT 10.9


                            CARRIZO PRODUCTION, INC.
                   S CORPORATION TAX ALLOCATION, PAYMENT AND
                           INDEMNIFICATION AGREEMENT


                 This Tax Allocation, Payment and Indemnification Agreement dated as of June __, 1997 (the "Agreement") is made by and among Carrizo Oil & Gas, Inc., a Texas corporation ("Carrizo"), and Steven A. Webster, Sylvester P. Johnson, IV, Frank A. Wojtek, Douglas A.P. Hamilton, Jr., and Paul B. Loyd, Jr. (each individually, a "Shareholder" and collectively, the "Shareholders").

                 WHEREAS, Carrizo Production, Inc., a Texas corporation ("Carrizo Production") is an S corporation, within the meaning of section 1361 of the Internal Revenue Code of 1986, as amended ("Code"), and the Shareholders are its only shareholders;

                 WHEREAS, Carrizo Production is expected to merge with and into Carrizo pursuant to that Combination Agreement (hereinafter defined)(the "Merger"),

                 WHEREAS, as of the closing of the Merger, Carrizo Production will cease to exist, and its taxable year will end;

                 WHEREAS, the Shareholders are currently the only shareholders of Carrizo Production and will continue to be so until immediately before the closing of the Merger; and

                 WHEREAS, Carrizo and the Shareholders wish to provide for an S corporation tax allocation and indemnification agreement in connection with the tax liability of Carrizo Production prior to and including the date of the closing of the Merger (the "Closing Date");
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                 NOW, THEREFORE, for mutual consideration, the receipt and
sufficiency of which are hereby acknowledged, Carrizo and the Shareholders do hereby covenant and agree as follows:

                                  ARTICLE I

                                 DEFINITIONS

                The following terms, as used herein, have the following meanings:

                "Carrizo" shall mean Carrizo Oil and Gas, Inc., a Texas corporation.

                "Carrizo Production" shall mean Carrizo Production, Inc., a Texas corporation.

                "Closing Date" shall mean the date of the closing of the Merger.

                "Code" shall mean the Internal Revenue Code of 1986, as amended.

                "Combination Agreement" shall mean that agreement by and among Carrizo, Carrizo Production, Encinitas Partners, Ltd., La Rosa Partners Ltd., Cerritas Partners Ltd., and the Shareholders, dated as of June 6, 1997.

                "Final Year" shall mean the tax year beginning on January 1, 1997 and ending on the Closing Date.

                "Merger" shall mean the merger of Carrizo Production with and into Carrizo pursuant to the terms of the Combination Agreement.

                "S corporation" shall have the meaning set forth in section 1361 of the Code.

                "S corporation Taxable Income" shall mean, for periods beginning on or after the date Carrizo Production became an S corporation and ending with the Final Year, the sum of (i) Carrizo Production's items of separately stated income and gain (within the meaning of section 1366(a)(1)(A) of the Code) reduced, to the extent applicable, by Carrizo Production's separately






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stated items of deduction and loss (within the meaning of section 1366(a)(1)(A)
of the Code) and (ii) Carrizo Production's nonseparately computed net income (within the meaning of section 1366(a)(1)(B) of the Code).

                 "Shareholders" shall mean Steven A. Webster, Sylvester P. Johnson, IV, Frank A. Wojtek, Douglas A.P. Hamilton, Jr., and Paul B. Loyd, Jr.

                                 ARTICLE II

                            ALLOCATION OF INCOME

                 All items of income, gain, loss, deduction and credit of Carrizo Production for the tax year beginning on January 1, 1997 and ending on the Closing Date (the "Final Year") will be included in the final tax return of Carrizo Production.

                                 ARTICLE III

                                    TAXES

                 3.1 Liability for Taxes Incurred During the Final Year and for Tax Periods Ending Prior to the Closing Date. The Shareholders, severally and jointly, covenant and agree that: (i) the Shareholders have duly included, or will duly include, in their own federal income tax returns all items of income, gain, loss, deduction, or credit attributable to the Final Year of Carrizo Production or to any prior period (or that portion of any period) during which Carrizo Production was an S corporation as required by applicable law; (ii) such returns shall include their allocable share of S corporation Taxable Income of Carrizo Production from all sources through and including the close of business on the last day of the Final Year of Carrizo Production, and (iii) the Shareholders shall pay any and all taxes they are required to pay, as a result of being a





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shareholder of Carrizo Production, for all taxable periods (or that portion of any period) during which Carrizo Production was an S corporation.

                 3.2 Shareholder Indemnification for Tax Liabilities. The Shareholders, severally (according to the percentage of the outstanding shares of Common Stock owned by each Shareholder on the last day of any applicable period to which a liability described below relates) and jointly (to the extent that such Shareholder was a shareholder of Carrizo Production on the last day of any applicable period to which a liability described below relates) hereby indemnify and hold Carrizo harmless from, against and in respect of federal income tax liabilities of Carrizo (including interest and penalties imposed thereon), if any, (i) which are attributable to the Final Year or any period ending prior to the Closing Date, or (ii) which are incurred by Carrizo as a result of a final determination of an adjustment (by reason of an amended return, claim for refund, audit, judicial decision or otherwise) to the taxable income of the Shareholders for any period (including, without limitation, the Final Year) which (in the case of this clause (ii)) results in a decrease for any period in the Shareholders' taxable income and a corresponding increase for any period in the taxable income of Carrizo.

                 3.3 Carrizo's Indemnification for Tax Liabilities. Carrizo hereby indemnifies and agrees to hold the Shareholders harmless from, against and in respect of federal income tax liabilities (including interest and penalties imposed thereon), if any, incurred by the Shareholders as a result of a final determination of an adjustment (by reason of an amended return, claim for refund, audit, judicial decision or otherwise) to the taxable income of Carrizo for any period which results in a decrease for any period in Carrizo's taxable income and a corresponding increase for any period in the taxable income of the Shareholders.





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                 3.4      Payments.  The Shareholders or Carrizo, as the case
may be, shall make any payment required under section 3.2 or section 3.3 of this Agreement within fourteen days after receipt of notice from the other party that a payment is due by such party to the appropriate taxing authority.

                 3.5 Refunds. If Carrizo receives a refund of any federal income tax (including penalties and interest) for any tax period of Carrizo Production prior to the Closing Date, or as to which it has previously been indemnified by the Shareholders, it shall pay an amount equal to such refund, within seven days after receipt thereof, to the Shareholders in accordance with the percentage of the outstanding shares of Common Stock owned by each such Shareholder on the last day of any applicable period to which the refund relates. If the Shareholders receive a refund of any federal income tax (including penalties and interest) as to which they have previously been indemnified by Carrizo, they shall, within seven days after receipt thereof, remit an amount equal to such refund to Carrizo.

                 3.6 Notice and Control of Proceedings. Carrizo shall notify the Shareholders, or vice versa as the case may be, within 30 days after the commencement of an audit or other proceeding in which an indemnity may be sought hereunder and shall keep such other party or parties fully apprised of such proceedings. At any time, the party or parties against whom an indemnity may be sought hereunder shall be entitled to assume control of such portion of the proceedings as relates to the issue which may give rise to the indemnity.

                 3.7 Payment of Expenses. Carrizo will be responsible for and pay (without the right to be reimbursed therefor by the Shareholders) the reasonable expenses of all proceedings (including, without limitation, audits by the Internal Revenue Service) relating to the federal income tax liability
(i) of Carrizo for any period, and (ii) of the Shareholders, insofar as the





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liability of the Shareholders relates to and arises by virtue of their having been shareholders of Carrizo Production for the Final Year or any prior period.

                                 ARTICLE IV

                                MISCELLANEOUS

                 4.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which counterparts collectively shall constitute an instrument representing the Agreement between the parties hereto.

                 4.2 Construction of Terms. Nothing herein expressed or implied is intended, or shall be construed, to confer upon or give any person, firm or corporation, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

                 4.3 Intent of Parties. It is the parties' intent that the liability for federal income taxes arising from the operations of Carrizo Production will be borne by the Shareholders for periods through and including the Final Year, and this Agreement shall be construed so as most equitably to achieve such intent.

                 4.4 Governing Law. This Agreement between the parties hereto shall be governed by and construed in accordance with the substantive laws of the State of Texas without regard to its choice of law rules.

                 4.5 Severability. In the event that any one or more of the provisions of this Agreement shall be held to be illegal, invalid or unenforceable in any respect, the same shall not in any respect affect the validity, legality or enforceability of the remainder of this Agreement, and the parties shall use their best efforts to replace such illegal, invalid or unenforceable





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provisions with an enforceable provision approximating, to the extent possible, the original intent of the parties.

                 IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

                                    CARRIZO OIL & GAS, INC., a Texas
                                    corporation



                                        By:
                                           ------------------------------------
                                           Sylvester P. Johnson, IV
                                           President and Chief Executive
                                           Officer





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                                                SHAREHOLDERS:


                                                ------------------------------
                                                Steven A. Webster


                                                ------------------------------
                                                Sylvester P. Johnson, IV


                                                ------------------------------
                                                Frank A. Wojtek


                                                ------------------------------
                                                Douglas A. P. Hamilton, Jr.


                                                ------------------------------
                                                Paul B. Loyd, Jr.





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